P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
October 22, 2019		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
_____________________________________________________________________

MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (Nasdaq: PEBO) declared a quarterly cash dividend of $0.34 per common share on October 21, 2019, payable on November 18, 2019, to shareholders of record on November 4, 2019.
This dividend represents a payout of approximately $7.0 million, or 47.3% of Peoples’ reported third quarter 2019 earnings. Based on the closing stock price of Peoples’ common shares of $31.84 on October 18, 2019, the quarterly dividend produces an annualized yield of 4.27%.
Peoples Bancorp Inc. is a diversified financial services holding company with $4.4 billion in total assets, 89 financial service locations, including 79 full-service bank branches, and 86 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the Nasdaq Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

END OF RELEASE